QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
VENOCO, INC.

        THE UNDERSIGNED, acting on behalf of Venoco, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

        The name of the Corporation is Venoco, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on June 9, 1998 and amended on August 15, 2000.

        This Restated Certificate of Incorporation of the Corporation as set forth below (this "Certificate"), was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

        The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        The name of the Corporation is Venoco, Inc.

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

        Section 1. The Corporation shall be authorized to issue 10,000 shares of Common Stock, par value $0.01 per share ("Common Stock") and 50 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, granted with respect to any unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

        Effective at the time of the filing with the Secretary of State of Delaware of this Restated Certificate of Incorporation (the "Effective Time"), each one thousand (1000) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be reclassified into one (1) share of Common Stock, par value $.01 per share, of the Corporation, and each stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation's Common Stock, par value $.01 per share, shall, from and after the Effective Time, represent the proportionate number of shares of Common Stock, par value $.01 per share. No fractional shares of Common Stock, par value $.01 per share, will be issued.

        Section 2. Except as otherwise provided by law or by any Certificate of Designations governing the terms of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and all shares of Common Stock shall vote together as a single class.

ARTICLE V

        The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of members of the Board of Directors shall be determined from time to time by resolution of the Board, provided that the Board shall consist of at least three but no more than nine members.

ARTICLE VI

        In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board of Directors.

ARTICLE VII

        The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

        Section 1.    Elimination of Certain Liability of Directors.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

        Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

        Section 2.    Indemnification.    The Corporation is authorized to provide by Bylaw, agreement or otherwise for the indemnification of directors, officers, employees and agents for breaches and alleged breaches of duty to the Corporation and its stockholders to the greatest extent permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

        IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed this Restated Certificate of Incorporation the 9th day of February, 2005.

VENOCO, INC.
By:	/s/ TIMOTHY M. MARQUEZ
	Name:	Timothy M. Marquez
	Title:	Chief Executive Officer

QuickLinks

RESTATED CERTIFICATE OF INCORPORATION OF VENOCO, INC.